MAYNE GROUP LIMITED	EXHIBIT 6
ABN 56 004 073 410
Preliminary Final Report under listing rule 4.3A
Financial Year ended 30 June 2003

Contents		Page
Results for announcement to the market		2

Discussion and analysis on the Consolidated Statement of Financial Performance		3
Consolidated Statement of Financial Performance		4

Discussion and analysis on the Consolidated Statement of Financial Position		5
Consolidated Statement of Financial Position		6

Discussion and analysis on the Consolidated Statement of Cash Flows		7
Consolidated Statement of Cash Flows		8

Notes:
1	Basis of preparation of preliminary final report under ASX appendix 4E	9
2	Reclassification of financial information	9
3	Changes in accounting policy	9
4	Revenue	10
5	Cost of goods sold	10
6	Individually significant items included in profit / (loss) from ordinary activities before income tax expense	10
7	Individually significant items included in income tax expense	10
8	Income tax expense	11
9	Retained profits	12
10	Dividends and Dividend Reinvestment Plan	12
11	Earnings per share	13
12	Contributed equity	14
13	Total equity reconciliation	15
14	Net tangible asset backing per ordinary security	15
15	Segmental reporting	16
16	Acquisition and disposal of controlled entities	24
17	Equity accounting	25
18	Discontinuing operations	26

Audit status and signature page		27

Commentary on Results:
	Media release	Attachment A
	Information compendium	Attachment B

MAYNE GROUP LIMITED

ABN 56 004 073 410

Preliminary Final Report

Financial Year ended 30 June 2003

For announcement to the market

			$A'000
Revenues from ordinary activities	14.3 % up	to	5,840,095
Sales revenue	4.1 % up	to	5,194,510
Profit (loss) from ordinary activities after tax (before amortisation of goodwill) attributable to members	252.7 % down	to	(366,933)
Profit (loss) from ordinary activities after tax attributable to members	362.8 % down	to	(456,163)
Profit (loss) from extraordinary items after tax attributable to members	gain (loss) of		Nil
Net profit (loss) for the period attributable to members	362.8 % down	to	(456,163)
Profit after tax before significant items attributable to members	62.2 % down	to	56,826
Profit after tax before significant items attributable to members— continuing businesses	35.6 % down	to	75,577
Profit after tax before significant items attributable to members—discontinuing businesses	232.7% down	to	(441,592)

Dividends	Amount per security	Franked amount per security
Final dividend (1)	0.0¢	0.0¢
Previous corresponding period	8.0¢	3.2¢

Record date for determining entitlements to the dividend (1)	5 September 2003

(1) There will be no final dividend. An interim dividend of 6.0¢ will be paid on 30 September 2003. The record date for determining entitlement to that dividend will be 5 September 2003.

Please refer to the attachments (Attachment A—Media Release and Attachment B—Information Compendium) for further commentary on the results for the period.

Discussion and Analysis on the Consolidated Statement of Financial Performance

•	Total revenue increased by $729.7 million largely due to the sales proceeds from the disposal of the group’s interest in its Logistics business and the full year contribution from the Faulding businesses acquired in October 2001.

•	Reported total sales revenue increased by 4.1% to $5.2 billion. However, sales revenue from the continuing business rose 21.1% over the prior year. This significant increase is primarily due to the full year impact of the acquisition of the Faulding businesses in October 2001. In addition the underlying business has generated organic growth and the acquisitions of Queensland Medical Laboratories(QML) (pathology), Queensland Diagnostic Imaging (QDI) and the assets of Pacific Healthcare (both Imaging) have contributed growth to the continuing business in the year. Discontinued sales revenue from businesses in the 2003 year was $715.6 million and includes the logistics business sold during the year along with the personal wash and sunscreens activities of the Consumer Brands division which were either divested or closed during the year under review.

•	Excluding the impact of the significant items the earnings before interest and tax (EBIT) for the continuing businesses has increased by 8.4% to $187.3 million. This reflects a combination of the acquisition activity noted above but also the continuing strong performance of the pharmaceuticals business unit. The result was adversely impacted by the performance in the Consumer Brands division that suffered as a result of the Pan Pharmaceuticals recall. The reported EBIT before significant items fell by $73.2 million to $176.5 million reflecting the negative contribution from the discontinued businesses in the current year.

•	Significant items of $513.0 million have reduced the reported profit after tax to a loss of $456.2 million. This compares to a profit after tax of $173.6 million in the prior year. The principal elements of the significant items are as follows:

•	A $341.2 million write-down related to the hospitals business to bring asset values in line with their estimated recoverable amounts, having adopted a discounted cash flow methodology.
•	A $80 million write-down of the goodwill, having adopted a discounted cash flow methodology, in the Pharmacy Services division reflecting the continued margin pressure in this business unit.
•	A provision of $34.2 million in the Consumer business related to costs incurred as a result of the Pan recall.
•	A $30 million write-down in the carrying value of deferred tax assets.
•	A write-down of $24.3 million relating to information technology resulting from the move to a more decentralised structure.

•	The net interest expense has increased to $33.1 million from $19.6 million. This reflects the higher net debt levels due to the use of leverage for acquisitions made during the year as well as funding the share buy-back program.

•	Stripping out the impact of the significant items on the tax expense for the year, the underlying income tax expense has increased to $82.9m from $76.2 million in the prior year. The higher effective tax rate reflects the larger amount of non-deductible goodwill amortisation as well as an increased share of profits from operations in countries where the corporate tax rates are higher than Australia such as North America.

•	Profit attributable to outside equity interests is in line with the prior year at $3.6 million. The outside equity interest for the current year largely reflects the minority interests share of diagnostic imaging joint ventures.

•	Normalised NPAT (excluding significant items and goodwill amortisation) for the continuing business was $160.5 million in 2003 versus $165.6 million in 2002, reflecting the continued performance of the core healthcare operations.

MAYNE GROUP LIMITED

Consolidated Statement of Financial Performance

for the financial year ended 30 June 2003

	Note	2003 $’000		2002 $’000
Revenues from ordinary activities	4	5,840,095		5,110,420
Employee expense		(1,507,093)		(1,663,254)
Subcontractor expense		(254,266)		(403,637)
Purchases of materials and trading stocks		(2,207,366)		(991,327)
Change in inventories		26,777		(16,733)
Consumables expense		(332,284)		(460,479)
Depreciation and amortisation		(213,522)		(197,138)
Marketing costs		(103,648)		(77,662)
Fleet operation and distribution costs		(85,589)		(152,302)
Occupancy costs		(123,645)		(80,902)
Borrowing costs		(45,134)		(51,476)
Other expenses from ordinary activities		(1,386,399)		(807,630)
Share of net profits / (losses) of associates accounted for using the equity method		510		(49)
Profit / (loss) from ordinary activities before income tax expense		(391,564)		207,831
Income tax expense	8	(61,025)		(30,616)
Net profit / (loss)		(452,589)		177,215
Net profit / (loss) attributable to outside equity interests		(3,574)		(3,604)
Net profit / (loss) attributable to members of Mayne Group Limited		(456,163)		173,611
Non-owner transaction changes in equity:
Net increase / (decrease) in asset revaluation reserve:
Increment on independent revaluation of properties		—		8,204
Net (decrease) in retained profits on the initial adoption of revised AASB 1028 “Employee Benefits”		(1,736)		—
Net exchange difference on translation of financial statements of self-sustaining foreign operations		(30,739)		16,478
Total revenues, expenses and valuation adjustments attributable to members of Mayne Group Limited and recognised directly in equity		(32,475)		24,682
Total changes in equity from non-owner related transactions attributable to members of the parent entity		(488,638)		198,293
Basic earnings per share		(57.0	)c	24.6	c
Diluted earnings per share		(57.0	)c	24.5	c
Dividends per share		4.0	c	14.0	c

The statement of financial performance is to be read in conjunction with the notes to these financial statements.

Discussion and Analysis on the Consolidated Statement of Financial Position

•	Cash and deposits . A comprehensive understanding of the movements in the cash balances can be obtained from review of the accompanying Consolidated Statement of Cash Flows.

•	The reduction in receivables of $137.3 million relates largely to trade receivables and reflects the divestment activity during the period partially offset by the debtors relating to the newly acquired businesses.

•	Inventory of $381.6 million and prepayments of $32.3 million are materially unchanged from the prior period.

•	Assets held for resale of $ 35.3 million comprises hospital assets where the sale was announced in February 2003 but not completed as at 30 June 2003.

•	Plant, property and equipment has decreased by $376.6 million primarily due to the sale of the Logistics businesses and the asset write-off in the hospital business. This has been partially offset by the business acquisitions undertaken during the period and capital expenditure for the year of $163.4 million.

•	The increase in intangible assets of $57.0 million is due to the goodwill arising on consolidation from the acquisition of QML and QDI along with the intangible assets acquired with these businesses. This increase has been partially offset by the write-off of goodwill in the pharmacy and hospitals divisions and the sale of the logistics businesses.

•	Deferred tax assets have reduced by $33.8 million due primarily to the write-down of tax assets to their recoverable amount.

•	The reduction in payables of $67.8 million largely reflects the divestment activity during the period partially offset by the payables relating to the newly acquired businesses.

•	Total interest bearing liabilities (both current and non current) have decreased by $31.1 million due primarily to the impact of a strengthening Australian dollar on the US dollar denominated debt, partially offset by an increase in short-term borrowings.

•	Provisions (both current and non current) are materially unchanged from the prior period.

•	Contributed equity decreased by $110.8 million due primarily to shares acquired by the company during the year as part of the share buy-back program.

MAYNE GROUP LIMITED

Consolidated Statement of Financial Position as at 30 June 2003

	Note	2003 $'000	2002 $'000
Current Assets
Cash and deposits		255,192	425,623
Receivables		849,854	987,137
Inventories		381,576	402,828
Prepayments		32,254	32,781
Assets held for resale		35,311	—

Total Current Assets		1,554,187	1,848,369

Non-Current Assets
Deposits		675	41,998
Receivables		12,549	8,512
Investments accounted for using the equity method		8,506	8,382
Other financial assets		17,405	25,893
Property, plant & equipment		1,074,061	1,450,658
Intangibles		1,764,814	1,707,827
Deferred tax assets		198,300	232,142
Other		28,058	67,454

Total Non-Current Assets		3,104,368	3,542,866

Total Assets	15	4,658,555	5,391,235

Current Liabilities
Payables		613,757	681,513
Interest-bearing liabilities		69,619	5,773
Current tax liabilities		34,886	9,975
Provisions		321,643	317,439

Total Current Liabilities		1,039,905	1,014,700

Non-Current Liabilities
Payables		6,176	7,627
Interest-bearing liabilities		560,140	655,101
Deferred tax liabilities		41,333	71,194
Provisions		23,209	24,789

Total Non-Current Liabilities		630,858	758,711

Total Liabilities	15	1,670,763	1,773,411

Net Assets		2,987,792	3,617,824

Equity
Mayne Group Limited Interest
Contributed equity	12	3,292,514	3,403,284
Reserves		(30,377)	(2,766)
Retained profits	9	(278,665)	214,146

Total Mayne Group Limited equity interest		2,983,472	3,614,664

Outside Equity Interests		4,320	3,160

Total Equity	13	2,987,792	3,617,824

The statement of financial position is to be read in conjunction with the notes to these financial statements.

Discussion and Analysis of the Consolidated Statement of Cash Flows

Net operating cash flow for the financial year was $186.0 million. This represents an increase of 3.3% on the prior period. Higher net interest payments reflect the higher levels of net debt. The lower tax payments reflect the use of carry-forward tax losses in the Australian businesses.

The most significant sources of cash generation other than from operating activities during the financial year were:

■	Net proceeds from the sale of the Logistics businesses, deferred consideration from the hospitals divested in the prior year and minor divestments of the personal wash and sunscreen businesses, totalling $438.2 million;

■	Proceeds from the sale of property, plant and equipment of $9.5 million; and

■	Net proceeds from borrowings of $60 million.

These funds were primarily utilised as follows:

■	Payments made under the share buy-back program announced in August 2002 of approximately $132.0 million.

■	Payments for the acquisition of new businesses of $410.3 million. The main acquisitions being QML, QDI and the assets of Pacific Healthcare; and

■	Payments for property, plant and equipment of $163.4 million.

Overall, the net cash position of the group decreased by $157.8 million, excluding an adjustment for foreign exchange rate changes of $12.4 million.

MAYNE GROUP LIMITED

Consolidated Statement of Cash Flows for the financial year ended 30 June 2003

	2003 $'000	2002 $'000
Cash Flows from Operating Activities
Cash receipts from customers	5,513,332	5,366,314
Cash payments to suppliers and employees	(5,266,079)	(5,066,071)
Dividends received	555	1,863
Interest received	14,556	32,566
Borrowing costs paid	(43,320)	(55,725)
Income taxes paid	(33,047)	(98,888)

Net operating cash flows	185,997	180,059

Cash Flows from Investing Activities
Proceeds on disposal of entities	438,201	23,474
Payments for acquisition of entities	(410,268)	(267,742)
Proceeds from sale of property, plant and equipment	9,202	89,161
Payments for property, plant and equipment	(163,366)	(174,952)
Proceeds from sale of investments	—	3,796
Payments for investments	(15,106)	(5,493)
Proceeds from loans repaid	209	678
Payment for loans	—	(968)
Payments for additional equity in controlled entities	—	(60,596)
Proceeds from sale of Faulding oral pharmaceutical business	—	1,312,257
Payments for amounts capitalised into goodwill	(23,318)	(73,821)

Net investing cash flows	(164,446)	845,794

Cash Flows from Financing Activities
Proceeds from issue of shares	20	9,823
Proceeds from borrowings	610,000	46,801
Repayments of borrowings	(550,000)	(1,094,091)
Finance lease principal	(9,020)	(9,139)
Dividends paid	(71,296)	(66,241)
Payments made on share buy back	(131,959)	—
Realised foreign exchange gains / (losses)	(27,077)	(60,042)

Net financing cash flows	(179,332)	(1,172,889)

Net increase / (decrease) in cash held	(157,781)	(147,036)
Cash at the beginning of the financial year	425,411	580,901
Effect of exchange rate changes on cash held	(12,438)	(8,454)

Cash at the end of the financial year	255,192	425,411

The statement of cash flows is to be read in conjunction with the notes to these financial statements.

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

1.	Basis of preparation of preliminary final report under ASX appendix 4E

The preliminary final report has been prepared in accordance with the Corporations Act 2001, and applicable accounting standards.

They have been prepared on the basis of historical costs and except where stated, do not take into account changing money values or fair values of non-current assets.

These accounting policies have been consistently applied by each entity in the consolidated entity and, except where there is a change in accounting policy as set out in Note 3, are consistent with those of the previous year. A full description of the accounting policies adopted by the consolidated entity may be found in the consolidated entity’s full financial report.

2.	Reclassification of financial information

Segment reporting

Comparative segmental information has been reclassified to reflect the revised segments and to apply to the segment disclosure requirements of AASB 1042 “Discontinuing Operations”.

The consolidated entity operates predominantly in the following business segments:

“Hospitals” comprises the management of stand alone and co-located private hospitals and public hospital management.

“Health Services” comprises pathology and diagnostic imaging services, the management of medical centres and the provision of distribution and retail management services to pharmacies.

“Pharmaceuticals” comprises the development, manufacture and distribution of injectible pharmaceuticals and of health and personal care products.

“Logistics” comprises warehousing and distribution, distribution fleet management, armoured cars, priority and specialised express freight, couriers and messengers. The logistics businesses were divested during the period and have been disclosed as discontinued.

“Unallocated” comprises expenditure which is not recovered from the operating businesses, cash deposits, investments, borrowings and tax balances not attributed to the operating businesses.

There are no material inter-entity sales.

Provisions

Some amounts in other creditors in the previous financial year have been reclassified to provisions as a result of the first time application of AASB 1044 “Provisions, Contingent Liabilities and Contingent Assets”.

The amounts reclassified are as follows:

-	$106,206,000 consolidated reclassified from current other creditors to provisions.

-	$820,000 consolidated reclassified from non-current other creditors to provisions.

3.	Changes in accounting policy

(a) Provisions and contingent liabilities

The consolidated entity has applied AASB 1044 “Provisions, Contingent Liabilities and Contingent Assets” for the first time from 1 July 2002.

Dividends are now recognised at the time they are declared, determined or publicly recommended. Previously, dividends were recognised in the financial period to which they related, even though the dividends were announced after the end of that period.

Had this change always been applied the impact on the consolidated statement of financial position would have been:

30 June 2002
Increase in retained profits	$64,783,000
Decrease in provision for dividends	$64,783,000

There was no impact on profit or loss for the financial year ended 30 June 2003.

(b) Employee benefits

The consolidated entity has applied the revised AASB 1028 “Employee Benefits “ for the first time from 1 July 2002.

The liability for wages and salaries, annual leave, sick leave and rostered days off is now calculated using the remuneration rates that the Company expects to pay as at each reporting date, not wage and salary rates current at reporting date.

The initial adjustments to the consolidated financial report as at 1 July 2002 as a result of this change are:

$ 2,476,000 increase in provision for employee benefits

$ 1,736,000 decrease in opening retained profits

$ 740,000 increase in deferred tax assets.

(c) Recoverable amount of non-current assets

Determination of the fair values of freehold land and buildings carried at fair value under AASB 1041 “Revaluation of Non-Current Assets” and the recoverable amounts of non-current assets carried at cost under AASB 1010 “Recoverable Amount of Non-Current Assets” have been based on expected net cash flows that have been discounted to their present value.

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

		2003 $'000	2002 $'000
4.	Revenue

	Revenue from operating activities:
	Revenue from rendering of services	2,594,913	3,085,707
	Revenue from sale of goods	2,599,597	1,906,250

	Sales Revenue	5,194,510	4,991,957
	Other revenue from operating activities:
	Dividends received
	—other persons	—	1,003
	Interest received
	—associated entities	11	15
	—other persons	12,009	31,899

	Total revenue from operating activities	5,206,530	5,024,874
	Revenue from outside operating activities:
	Proceeds on sale of non-current assets
	—property, plant and equipment	59,476	17,186
	—investments	11,103	—
	—businesses and controlled entities	496,048	4,551
	Other income	66,938	63,809

		5,840,095	5,110,420

5.	Cost of goods sold

	Cost of goods sold	(2,190,788)	(1,583,979)

6.	Individually significant items included in profit / (loss) from ordinary activities before income tax expense

	Cost of investment in Logistics, Consumer and Hospitals businesses divested	(477,240)	—
	Closure and sale of Consumer businesses	(13,658)	—
	Write-down and sale of hospital assets	(94,068)	—
	Write-down of IT assets	(34,774)	—
	Devolution costs	(12,585)	—
	Product recall	(48,635)	—
	Write down of non-current assets to their estimated recoverable amounts	(350,000)	—
	Restructuring expense	—	(26,843)

	Total significant expense items	(1,030,960)	(26,843)
	Proceeds from sale of investments	496,048	4,551

	Total significant items	(534,912)	(22,292)

7.	Individually significant items included in income tax expense

	Logistics business divestments	(3,485)	38,466
	Closure and sale of Consumer businesses	4,068	—
	Write-down and sale of hospital businesses	22,795	—
	Write-down of IT assets	10,432	—
	Devolution costs	3,643	—
	Product recall	14,470	—
	Write down of deferred tax assets to their estimated recoverable amounts	(30,000)	—
	Restructuring expense	—	7,138

		21,923	45,604

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

	June 2003 $’000	June 2002 $’000
8. Income tax expense

The prima facie tax on profit from ordinary activities differs from the income tax provided in the financial statements and is reconciled as follows:

Prima facie tax on operating profit calculated at 30% (June 2002—30%)	(117,469)	62,349

From which is deducted the tax effect of:
Under/(over) provision in prior year for continuing businesses	1,357	3,747
Utilisation of prior year tax losses	(911)	(1,397)
Capital allowances	(4,815)	(4,403)
Dividend income	1,172	—
Recognition of tax losses	—	(2,096)
Non taxable capital profits	—	(1,367)
Non taxable exchange gains	(14)	—
Recognition of future tax benefit on fixed assets	—	(2,599)
Employee share acquisition plan	—	(4,039)
Tax deduction on capitalised expenditure	(1,718)	(1,476)
Research and development	(1,422)	(1,273)
Non-assessable income	—	(3,381)
Impairment provision release	(628)	(1,664)
Other variations	1,796	(4,574)
Significant items
— Prior year overprovision—Europe Express sale	—	(39,831)
— Other variations	(565)	—

	(123,217)	(2,004)
To which is added the tax effect of:
Non-deductible depreciation/amortisation	33,134	20,566
Non-deductible expenditure	5,886	6,047
Overseas income tax rate differences	4,536	2,895
Current year losses on which no tax benefit has been recognised	2,288	1,921
Share of net (profits)/losses of associated entities	(153)	276
Significant items
— Logistics business divestments	(2,157)	—
— Closure and sale of Consumer businesses	30	—
— Sale of hospital businesses	5,425	—
— Non deductible expenditure—restructuring expenses	133	506
— Product recall	120	—
— Write-off of deferred tax assets	30,000	—
— Non deductible expenditure—timing differences not recognised	105,000	409

Income tax expense attributable to operating profit/(loss)	61,025	30,616

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

		2003 $'000	2002 $'000
9.	Retained profits

	Retained profits at the beginning of the year	214,146	153,953
	Net profit/(loss) attributable to members of Mayne Group Limited	(456,163)	173,611
	Net effect on initial adoption of:
	Revised AASB 1028 “Employee Benefits”	(1,736)	—
	Net transfer from Foreign Currency Translation Reserve on divestment of foreign controlled entities	(3,128)	—
	Net effect on retained profits from:
	Initial adoption of AASB 1044 “Provisions, Contingent Liabilities and Contingent Assets”	64,783	—
	Dividends recognised during the year	(96,567)	(113,418)

	Retained profits at the end of the year	(278,665)	214,146

10.	Dividends

	Over / (under) provision from prior period	131	(121)
	Interim ordinary paid 31 March 2003 4.0c (0.0% franked )
	2002—paid 28 March 2002 6.0c (100% franked Class C, 30%)	(31,915)	(48,514)
	Provision for final ordinary 2002—paid 30 September 2002 8.0c (40% franked Class C, 30%)	—	(64,783)

		(31,784)	(113,418)

Dividend Reinvestment Plan

Mayne operates a Dividend Reinvestment Plan (DRP) whereby shareholders can apply the relevant amount of cash dividend payable to them and subscribe for fully paid ordinary shares in Mayne Group Limited at the price calculated in accordance with, and subject to, the rules of the DRP. The DRP operated for both of the dividends paid during this financial year. The last date for the receipt of any election notice for participation in the plan is 5 September 2003 (record date).

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

		2003 $'000		2002 $'000
11.	Earnings per Share
	Basic earnings per share:
	Before significant items disclosed in Notes 6 & 7	7.1c		21.3c
	After significant items	(57.0	)c	24.6c
	Fully diluted earnings per share:
	Before significant items disclosed in Notes 6 & 7	7.1c		21.2c
	After significant items	(57.0	)c	24.5c
	Reconciliation of earnings used in calculation of basic and fully diluted earnings per share before and after significant items:
		$'000		$'000
	Net profit (loss)	(456,163)		173,611
	Significant items before tax (Note 6)	(534,912)		(22,292)
	Tax benefit on significant items (Note 7)	21,923		45,604

	Net profit (loss) before significant items	56,826		150,299

		Number of shares
	Reconciliation of weighted average number of shares used in the calculation of earnings per share:
	Weighted average number of ordinary shares used	799,835,032		706,627,202
	Add: Effect of of potential conversion to ordinary shares under the executive options scheme	—		1,234,919

	Weighted average number of shares used in calculation of diluted earnings per share	799,835,032		707,862,121

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

	2003	2002
	$’000	$’000

12. Contributed equity

Issued and paid up capital:
772,658,695 Ordinary shares fully paid
(809,780,008 fully paid—June 2002)	3,292,514	3,403,284

Total Issued and Paid Up Capital	3,292,514	3,403,284

Movements in share capital:
Opening balance	3,403,284	1,266,252
Add:
Ordinary shares issued during the year:
— Pursuant to exercise of options under the Mayne Group
Executive Share Option Scheme	20	9,805
— Pursuant to the Employee Share Acquisition Plan	—	18
— Pursuant to the Dividend Reinvestment Plan	25,271	15,436
— Pursuant to the acquisition of F H Faulding & Co Ltd	166	2,111,773
— Shares issued pursuant to the acquisition of F H Faulding & Co Ltd voided (1)	(4,268)	—
Less:
Ordinary shares bought back	(131,860)	—
Costs of share buy-back	(99)	—

	3,292,514	3,403,284

Stock Exchange Listing
Mayne Group Limited’s shares are listed on the Australian Stock Exchange.
Share Issues in the year ended 30 June 2003
The following ordinary shares were issued during the year:
Executive Share Option Scheme:
6,000 ordinary shares, fully paid at $3.37 per share
Dividend Reinvestment Scheme:
3,993,603 ordinary shares, fully paid at $3.56 per share
3,636,189 ordinary shares, fully paid at $3.04 per share
Issue to FH Faulding & Co Ltd shareholders:
28,376 ordinary share fully paid at $5.85 per share share Share Issues in the year ended 30 June 2002
The following ordinary shares were issued during the previous year:
Executive Share Option Scheme:
1,841,000 ordinary shares, fully paid at a weighted average exercise price of $5.326 per share
Dividend Reinvestment Scheme:
1,243,314 ordinary shares, fully paid at $6.33 per share
1,336,678 ordinary shares, fully paid at $5.66 per share
Employee Share Acquistion Plan:
1,800,022 ordinary shares, fully paid at $5.85 per share
Issue to FH Faulding & Co Ltd shareholders:

360,986,762 ordinary shares, fully paid at $5.85 per share

(1)    During the 2003 year the parent entity voided the issue of 729,554 shares at $5.85 per share that were allocated in error to former shareholders of F H Faulding & Co Limited.

Share buy-back

During the year the parent entity bought back 44,055,927 shares at a cost of $131.860 million, being an average cost of $ 2.99 per share.

Paid up share capital was reduced by $ 131.959 million, being the cost of the buy-back, inclusive of costs incidental to the transaction of $ 0.099 million.

Mayne Group Executives’ Share Option Scheme

The number of unissued shares for which options were outstanding as at the end of the financial year was 4,915,000 (June 2002 - 6,024,000).

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

	2003		2002
		$’000		$’000

13. Total equity reconciliation

Total equity at the beginning of the year		3,617,824		1,409,675
Total changes in equity recognised in the statement of financial performance
attributable to members of Mayne Group Limited		(488,638)		198,293
Transactions with members of Mayne Group Limited as owners:
Equity contributed		25,457		2,137,032
Equity bought back		(131,959)		—
Equity voided		(4,268)		—
Dividends		(31,784)		(113,418)
Total changes in outside equity interest		1,160		(13,758)

Total equity at the end of the year		2,987,792		3,617,824

	$		$

14. Net tangible asset backing per ordinary security

Net tangible asset backing per ordinary security		1.37		2.15

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

	Sales revenue June 2003			Sales revenue June 2002
	Continuing $’000	Discontinuing $’000	Total $’000	Continuing $’000	Discontinuing $’000	Total $’000
15. Segmental Reporting

Business Segments

Hospitals	1,287,119	—	1,287,119	1,396,749	—	1,396,749

Pathology Services	389,813	—	389,813	249,268	—	249,268
Diagnostic Imaging Services	199,156	—	199,156	159,617	—	159,617
Medical Centres	37,606	4,533	42,139	25,106	7,722	32,828
Pharmacy	1,943,380	—	1,943,380	1,406,264	—	1,406,264

Total Health Services	2,569,955	4,533	2,574,488	1,840,255	7,722	1,847,977

Pharmaceuticals	460,227	—	460,227	332,753	—	332,753
Consumer Brands	156,431	44,829	201,260	127,887	39,346	167,233

Total Pharmaceuticals	616,658	44,829	661,487	460,640	39,346	499,986

Australia & Pacific Logistics	—	476,638	476,638	—	895,169	895,169
Loomis Courier	—	189,560	189,560	—	350,236	350,236

Total Logistics Services	—	666,198	666,198	—	1,245,405	1,245,405

Unallocated	5,218	—	5,218	1,840	—	1,840

	4,478,950	715,560	5,194,510	3,699,484	1,292,473	4,991,957

Consolidated	4,478,950	715,560	5,194,510	3,699,484	1,292,473	4,991,957

Geographical Segments

Australia	4,066,397	475,238	4,541,635	3,376,400	869,515	4,245,915
Other Pacific Regions	92,617	40,786	133,403	81,109	49,640	130,749

Australia & Pacific Regions	4,159,014	516,024	4,675,038	3,457,509	919,155	4,376,664
Americas	143,865	198,661	342,526	129,540	372,116	501,656
Europe, Middle East & Africa	176,071	875	176,946	112,435	1,202	113,637

Consolidated	4,478,950	715,560	5,194,510	3,699,484	1,292,473	4,991,957

MAYNE GROUP LIMITED

Notes to the Concise Financial Statements for the financial year ended 30 June 2003

	Profit before tax and significant items			Profit before tax and significant items
	June 2003			June 2002
	Continuing $’000	Discontinuing $’000	Total $’000	Continuing $’000	Discontinuing $’000	Total $’000

15. Segmental Reporting

Business Segments

Hospitals	54,614	—	54,614	71,647	—	71,647

Pathology Services	40,014	—	40,014	30,432	—	30,432
Diagnostic Imaging Services	18,546	—	18,546	16,740	—	16,740
Medical Centres	(2,342)	(1,694)	(4,036)	(3,524)	154	(3,370)
Pharmacy	29,930	—	29,930	19,454	—	19,454

Total Health Services	86,148	(1,694)	84,454	63,102	154	63,256

Pharmaceuticals	58,950	—	58,950	44,249	—	44,249
Consumer Brands	872	(12,062)	(11,190)	6,714	4,072	10,786

Total Pharmaceuticals	59,822	(12,062)	47,760	50,963	4,072	55,035

Australia & Pacific Logistics	—	(4,460)	(4,460)	—	51,133	51,133
Loomis Courier	—	7,985	7,985	—	21,499	21,499

Total Logistics Services	—	3,525	3,525	—	72,632	72,632

Unallocated	(13,245)	(646)	(13,891)	(12,839)	(46)	(12,885)

Earnings before interest & tax	187,339	(10,877)	176,462	172,873	76,812	249,685
Net interest expense	(29,977)	(3,137)	(33,114)	(16,259)	(3,303)	(19,562)

Consolidated	157,362	(14,014)	143,348	156,614	73,509	230,123

Geographical Segments

Australia	140,780	(10,300)	130,480	135,924	50,932	186,856
Other Pacific Regions	13,009	1,296	14,305	9,576	3,947	13,523

Australia & Pacific Regions	153,789	(9,004)	144,785	145,500	54,879	200,379
Americas	9,693	692	10,385	12,198	23,039	35,237
Europe, Middle East & Africa	23,857	(2,565)	21,292	15,175	(1,106)	14,069

Earnings before interest & tax	187,339	(10,877)	176,462	172,873	76,812	249,685
Net interest expense	(29,977)	(3,137)	(33,114)	(16,259)	(3,303)	(19,562)

Consolidated	157,362	(14,014)	143,348	156,614	73,509	230,123

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

	Significant items before tax June 2003			Significant items before tax June 2002
	Continuing $’000	Discontinuing $’000	Total $’000	Continuing $’000	Discontinuing $’000	Total $’000
15. Segmental Reporting

Business Segments

Hospitals	(373,552)	—	(373,552)	—	—	—

Pathology Services	(5,266)	—	(5,266)	—	—	—
Diagnostic Imaging Services	—	—	—	—	—	—
Medical Centres	(1,800)	(1,002)	(2,802)	—	—	—
Pharmacy	(80,000)	—	(80,000)	—	—	—

Total Health Services	(87,066)	(1,002)	(88,068)	—	—	—

Pharmaceuticals	—	—	—	—	—	—
Consumer Brands	(48,635)	(14,208)	(62,843)	—	—	—

Total Pharmaceuticals	(48,635)	(14,208)	(62,843)	—	—	—

Australia & Pacific Logistics	—	—	—	—	(12,113)	(12,113)
Loomis Courier	—	—	—	—	—	—
Divestment of Logistics Services	—	18,807	18,807	—	—	—

Total Logistics Services	—	18,807	18,807	—	(12,113)	(12,113)

Unallocated	(29,256)	—	(29,256)	(14,730)	4,551	(10,179)

Consolidated	(538,509)	3,597	(534,912)	(14,730)	(7,562)	(22,292)

Geographical Segments

Australia	(535,661)	12,545	(523,116)	(14,730)	(12,518)	(27,248)
Other Pacific Regions	(2,848)	(819)	(3,667)	—	—	—

Australia & Pacific Regions	(538,509)	11,726	(526,783)	(14,730)	(12,518)	(27,248)

Americas	—	(11,720)	(11,720)	—	—	—
Europe, Middle East & Africa	—	3,591	3,591	—	4,956	4,956

Consolidated	(538,509)	3,597	(534,912)	(14,730)	(7,562)	(22,292)

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

	Profit before tax June 2003			Profit before tax June 2002
	Continuing $’000	Discontinuing $’000	Total $’000	Continuing $’000	Discontinuing $’000	Total $’000
15. Segmental Reporting

Business Segments

Hospitals	(318,938)	—	(318,938)	71,647	—	71,647

Pathology Services	34,748	—	34,748	30,432	—	30,432
Diagnostic Imaging Services	18,546	—	18,546	16,740	—	16,740
Medical Centres	(4,142)	(2,696)	(6,838)	(3,524)	154	(3,370)
Pharmacy	(50,070)	—	(50,070)	19,454	—	19,454

Total Health Services	(918)	(2,696)	(3,614)	63,102	154	63,256

Pharmaceuticals	58,950	—	58,950	44,249	—	44,249
Consumer Brands	(47,763)	(26,270)	(74,033)	6,714	4,072	10,786

Total Pharmaceuticals	11,187	(26,270)	(15,083)	50,963	4,072	55,035

Australia & Pacific Logistics	—	(4,460)	(4,460)	—	39,020	39,020
Loomis Courier	—	7,985	7,985	—	21,499	21,499
Divestment of Logistics Services	—	18,807	18,807	—	—	—

Total Logistics Services	—	22,332	22,332	—	60,519	60,519

Unallocated	(42,501)	(646)	(43,147)	(27,569)	4,505	(23,064)

Earnings before interest & tax	(351,170)	(7,280)	(358,450)	158,143	69,250	227,393
Net interest expense	(29,977)	(3,137)	(33,114)	(16,259)	(3,303)	(19,562)

Consolidated	(381,147)	(10,417)	(391,564)	141,884	65,947	207,831

Geographical Segments
Australia	(394,881)	2,245	(392,636)	121,194	38,414	159,608
Other Pacific Regions	10,161	477	10,638	9,576	3,947	13,523

Australia & Pacific Regions	(384,720)	2,722	(381,998)	130,770	42,361	173,131
Americas	9,693	(11,028)	(1,335)	12,198	23,039	35,237
Europe, Middle East & Africa	23,857	1,026	24,883	15,175	3,850	19,025

Earnings before interest & tax	(351,170)	(7,280)	(358,450)	158,143	69,250	227,393
Net interest expense	(29,977)	(3,137)	(33,114)	(16,259)	(3,303)	(19,562)

Consolidated	(381,147)	(10,417)	(391,564)	141,884	65,947	207,831

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

	Depreciation and Amortisation June 2003			Depreciation and Amortisation June 2002
	Continuing	Discontinuing	Total	Continuing	Discontinuing	Total
	$’000	$’000	$’000	$’000	$’000	$’000

15. Segmental Reporting

Business Segments

Hospitals	70,774	—	70,774	67,371	—	67,371

Pathology Services	20,879	—	20,879	9,864	—	9,864
Diagnostic Imaging Services	18,204	—	18,204	15,663	—	15,663
Medical Centres	4,251	53	4,304	3,028	130	3,158
Pharmacy	16,752	—	16,752	14,999	—	14,999

Total Health Services	60,086	53	60,139	43,554	130	43,684

Pharmaceuticals	51,347	—	51,347	34,625	—	34,625
Consumer Brands	8,699	139	8,838	5,671	488	6,159

Total Pharmaceuticals	60,046	139	60,185	40,296	488	40,784

Australia & Pacific Logistics	—	18,369	18,369	—	34,624	34,624
Loomis Courier	—	4,055	4,055	—	10,675	10,675

Total Logistics Services	—	22,424	22,424	—	45,299	45,299

Consolidated	190,906	22,616	213,522	151,221	45,917	197,138

Geographical Segments

Australia	181,736	16,316	198,052	143,996	31,902	175,898
Other Pacific Regions	5,802	2,141	7,943	5,195	3,332	8,527

Australia & Pacific Regions	187,538	18,457	205,995	149,191	35,234	184,425
Americas	2,132	4,097	6,229	677	10,675	11,352
Europe, Middle East & Africa	1,236	62	1,298	1,353	8	1,361

Consolidated	190,906	22,616	213,522	151,221	45,917	197,138

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

	Capital Expenditure June 2003			Capital Expenditure June 2002
	Continuing	Discontinuing	Total	Continuing	Discontinuing	Total
	$’000	$’000	$’000	$’000	$’000	$’000

15. Segmental Reporting

Business Segments

Hospitals	57,921	—	57,921	47,347	—	47,347

Pathology Services	7,841	—	7,841	5,616	—	5,616
Diagnostic Imaging Services	20,335	—	20,335	17,973	—	17,973
Medical Centres	2,971	20	2,991	923	—	923
Pharmacy	6,366	—	6,366	7,477	—	7,477

Total Health Services	37,513	20	37,533	31,989	—	31,989

Pharmaceuticals	26,248	—	26,248	26,731	—	26,731
Consumer Brands	2,048	905	2,953	6,381	877	7,258

Total Pharmaceuticals	28,296	905	29,201	33,112	877	33,989

Australia & Pacific Logistics	—	27,256	27,256	—	32,475	32,475
Loomis Courier	—	4,316	4,316	—	7,833	7,833

Total Logistics Services	—	31,572	31,572	—	40,308	40,308

Unallocated	7,139	—	7,139	20,678	—	20,678

Consolidated	130,869	32,497	163,366	133,126	41,185	174,311

Geographical Segments

Australia	123,480	23,656	147,136	115,203	29,984	145,187
Other Pacific Regions	4,723	4,470	9,193	5,283	3,312	8,595

Australia & Pacific Regions	128,203	28,126	156,329	120,486	33,296	153,782
Americas	1,649	4,371	6,020	11,230	7,873	19,103
Europe, Middle East & Africa	1,017	—	1,017	1,410	16	1,426

Consolidated	130,869	32,497	163,366	133,126	41,185	174,311

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

	Assets June 2003			Assets June 2002
	Continuing $’000	Discontinuing $’000	Total $’000	Continuing $’000	Discontinuing $’000	Total $’000

15. Segmental Reporting

Business Segments

Hospitals	1,003,524	—	1,003,524	1,418,542	—	1,418,542

Pathology Services	561,383	—	561,383	229,300	—	229,300
Diagnostic Imaging Services	370,936	—	370,936	188,500	—	188,500
Medical Centres	96,260	728	96,988	91,235	—	91,235
Pharmacy	674,721	—	674,721	757,814	—	757,814

Total Health Services	1,703,300	728	1,704,028	1,266,849	—	1,266,849

Pharmaceuticals	1,090,849	—	1,090,849	1,198,807	—	1,198,807
Consumer Brands	322,375	3,170	325,545	322,545	45,432	367,977

Total Pharmaceuticals	1,413,224	3,170	1,416,394	1,521,352	45,432	1,566,784

Australia & Pacific Logistics	—	—	—	—	390,355	390,355
Loomis Courier	—	—	—	—	147,322	147,322
Divestment of Logistics Services	—	68,147	68,147	—	—	—

Total Logistics Services	—	68,147	68,147	—	537,677	537,677

Unallocated	454,253	12,209	466,462	595,219	6,164	601,383

Consolidated	4,574,301	84,254	4,658,555	4,801,962	589,273	5,391,235

Geographical Segments

Australia	4,274,246	69,137	4,343,383	4,389,337	391,064	4,780,401
Other Pacific Regions	121,762	2,559	124,321	162,888	20,704	183,592

Australia & Pacific Regions	4,396,008	71,696	4,467,704	4,552,225	411,768	4,963,993
Americas	75,274	2,770	78,044	90,069	168,851	258,920
Europe, Middle East & Africa	103,019	9,788	112,807	159,668	8,654	168,322

Consolidated	4,574,301	84,254	4,658,555	4,801,962	589,273	5,391,235

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

	Liabilities June 2003			Liabilities June 2002
	Continuing $’000	Discontinuing $’000	Total $’000	Continuing $’000	Discontinuing $’000	Total $’000

15. Segmental Reporting

Business Segments

Hospitals	214,448	—	214,448	219,857	—	219,857

Pathology Services	72,880	—	72,880	31,662	—	31,662
Diagnostic Imaging Services	39,738	—	39,738	19,661	—	19,661
Medical Centres	4,604	2,061	6,665	5,347	—	5,347
Pharmacy	296,358	—	296,358	287,616	—	287,616

Total Health Services	413,580	2,061	415,641	344,286	—	344,286

Pharmaceuticals	140,547	—	140,547	112,758	—	112,758
Consumer Brands	65,153	8,211	73,364	24,554	4,348	28,902

Total Pharmaceuticals	205,700	8,211	213,911	137,312	4,348	141,660

Australia & Pacific Logistics	—	—	—	—	99,899	99,899
Loomis Courier	—	—	—	—	31,274	31,274
Divestment of Logistics Services	—	38,106	38,106	—	—	—

Total Logistics Services	—	38,106	38,106	—	131,173	131,173

Unallocated	775,551	13,106	788,657	932,951	3,484	936,435

Consolidated	1,609,279	61,484	1,670,763	1,634,406	139,005	1,773,411

Geographical Segments

Australia	1,550,064	47,899	1,597,963	1,566,305	93,806	1,660,111
Other Pacific Regions	10,350	4,880	15,230	9,375	7,914	17,289

Australia & Pacific Regions	1,560,414	52,779	1,613,193	1,575,680	101,720	1,677,400
Americas	19,157	917	20,074	29,315	33,763	63,078
Europe, Middle East & Africa	29,708	7,788	37,496	29,411	3,522	32,933

Consolidated	1,609,279	61,484	1,670,763	1,634,406	139,005	1,773,411

(i)	The 2002 figures have been restated in line with the current segmental structure.

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

16.	Acquisition and disposal of controlled entities

Year ended 30 June 2003

The following controlled entities were acquired during the year

	Date of acquisition	Consideration $’000	Proportion of shares acquired
Queensland Medical Services Pty Ltd and the Queensland Medical Laboratories business	1/10/02	260,288	100%
Queensland Diagnostic Imaging Pty Ltd	21/05/03	90,712	100%

During the year the other diagnostic services businesses and assets were acquired for consideration of $ 47,262,000

The following controlled entities were disposed of during the year

				Contribution to profit from ordinary activities
	Date of disposal	Consideration $’000	Proportion of shares disposed	To date of disposal $’000	For whole of corresponding period $’000
Mayne Group Canada Inc and subsidiaries	3/02/03	172,965	100%	5,154	14,688
Mayne Logistics Pty Ltd and subsidiaries	3/02/03	169,358	100%	341	6,512
Australian Hospital Care (HPH) Pty Ltd	13/04/03	—	100%
Faulding Consumer Inc	4/04/03	7,730	100%	(12,258)	768
Faulding Healthcare (IP) Holdings Inc	4/04/03	—	100%	9,746	(9,277)

Logistics businesses operated as divisions of Mayne Group Limited were also disposed of for total consideration of $ 103,248,000

Year ended 30 June 2002

The following controlled entities were acquired during the previous year

	Date of acquisition	Consideration $’000	Proportion of shares acquired
F H Faulding & Co Limited	1/10/01	2,354,915	100%

The following controlled entities were disposed of during the previous financial year

	Date of disposal	Consideration $’000	Proportion of shares disposed	Consolidated profit / (loss) on disposal
Mayne Health Logistics Pty Ltd	7/12/01	—	100%	nil

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

17.	Equity accounting

Associated Entities at 30 June 2003 were:

	Principal Activity	% Interest in Equity Capital		Equity Accounted Year Ended	Investment Carrying amount		Dividends Received		Equity share of operating profits/(losses) after tax & extraordinary items & outside equity interests
Associated Entity					Equity Value	Equity Value
		2003	2002		2003	2002	2003	2002	2003	2002
					$’000	$’000	$’000	$’000	$’000	$’000
St George Private Hospital Nuclear Medicine Pty Ltd	Medical Services- Australia	50.00%	50.00%	30 June	281	362	107	—	(80)	22
Campsie Nuclear Medicine Pty Ltd	Medical Services- Australia	50.00%	50.00%	30 June	97	47	—	—	50	(10)
Gippsland Pathology Service Pty Ltd	Pathology Services- Australia	32.00%	32.00%	30 June	7,154	7,492	448	866	(337)	(429)
Minjesk Investment Corporation Limited	Hospital- Fiji	—%	20.00%	30 June	—	481	—	—	(317)	(498)
Indo China Healthcare Limited	Health Services- Asia	45.00%	45.00%	30 June	974	—	—	—	639	—

					8,506	8,382	555	866	(45)	(915)

Financial Information relating to Associates:	June 2003 $’000	June 2002 $’000
The consolidated entity’s share of profits and losses, assets and liabilities of associates, in aggregate is:
Statement of Financial Performance:
Share of profits / (losses) from ordinary activities before tax of associates	1,450	728
Share of income tax expense attributable to profit/(loss) from ordinary activities of associates	(530)	(367)

Share of net profit/(loss) as disclosed by associates	920	361
Equity accounting adjustments:
— goodwill amortisation	(410)	(410)

Equity accounted share of net profit/(loss) of associates	510	(49)
Dividends received from associates	(555)	(866)

Share of associates net profit equity accounted	(45)	(915)

Statement of Financial Position:
Reserves:
Equity share of reserves of associated entities at the beginning of the year	(7)	(3)
Equity share of reserves in the current year	—	(4)
Equity share divested	7	—

Equity accounted share of reserves of associates at the end of the year	—	(7)

Retained Profits:
Equity share of retained profits of associated entities at the beginning of the year	(1,106)	(191)
Equity share of retained profits in the current year	(45)	(915)
Equity share divested	881	—

Equity accounted share of retained profits of associates at the end of the year	(270)	(1,106)

Movements in carrying amount of investments:
Carrying amount of investments in associates at the beginning of the year	8,382	8,798
Changes in equity invested in associates during the year	(719)	503
Equity share divested during the year	888	—
Share of movement in associates reserves	—	(4)
Share of associates net profit equity accounted	(45)	(915)

Carrying amount of investments in associates at the end of the year	8,506	8,382

The investment in Minjesk Investment Corporation was divested on 30 June 2003

MAYNE GROUP LIMITED

Notes to the Financial Statements under ASX Appendix 4E for the financial year ended 30 June 2003

18.	Discontinuing Operations

During the year the consolidated entity divested its logistics businesses, its personal wash business, its sunscreens business in the United States and its medical consulting business. During the year the consolidated entity announced its intention to close its remaining sunscreen businesses within its Consumer Brands segment.

The above transactions are shown as discontinuing within the Logistics, Consumer Brands and Medical Centres segments in Note 15.

Financial Information for the discontinuing businesses is as follows:

	June 2003 $’000	June 2002 $’000
Financial performance information:

Revenue from ordinary activities	1,173,517	1,302,510
Expenses from ordinary activities	(1,184,394)	(1,225,698)
Net interest expense	(3,137)	(3,303)
Profit on sale of logistics businesses	18,807	—
Loss on sale or closure of personal wash and sunscreens businesses	(14,208)	—
Loss on sale of medical consulting businesses	(1,002)	—
Restructuring expense	—	(7,562)

Profit from ordinary activities before tax	(10,417)	65,947
Tax expense	(3,768)	(25,596)

Net profit after tax	(14,185)	40,351
Outside equity interest	386	278

Net profit after tax and outside equity interest	(14,571)	40,073

Financial position information:
Segment assets	84,254	589,273
Segment liabilities	61,484	139,005

Net assets	22,770	450,268

MAYNE GROUP LIMITED

ASX Appendix 4E for the financial year ended 30 June 2003

Status of the audit of the Financial Statements:

The accounts are in the process of being audited.

27 August 2003

K Kee
Company Secretary